EXHIBIT 5.1


                                 JAMES N. BARBER
                                 ATTORNEY AT LAW
                            Suite 100, Bank One Tower
                                50 West Broadway
                            Salt Lake City, UT 84101


Telephone: (801) 364-6500      E-Mail: Barberjn@aol.com      Fax: (801) 532-0141


                                  July 10, 2006


Securities and Exchange Commission
100 F Street
Washington, D.C. 20549


         Re: Opinion and consent of Counsel with respect to registration statement on Form SB-2 for Carlateral, Inc.


Dear Sir or Madam:

          I have been requested to issue my opinion as to the legal status of 3,300,000 common shares of Carlateral, Inc. which are being registered for resale by their registered owners under a registration statement on Form SB-2 under the Securities Act of 1933, as amended (the "Act"). I have, in connection with that request, examined the Articles of Incorporation and By-laws of Carlateral, Inc., a Nevada corporation, relevant resolutions of the Board of Directors of Carlateral and reviewed a draft of the SB-2 registration statement Carlateral proposes to file under the Securities Act of 1933. I have also reviewed other instruments as I have deemed necessary or appropriate to establish a basis for the opinions set forth herein and reviewed my findings with representatives of management. Carlateral proposes to register the 3,300,000 shares previously sold to individual investors for resale. The issuer will receive none of the proceeds from the sale of any of the shares covered by the registration statement.

         Based upon my examination of relevant documents and other inquiries made by my staff it is my opinion that Carlateral, Inc. is duly organized, validly existing and in good standing as a corporation under the laws of the State of Nevada. The 3,300,000 common shares being registered for resale by their present record owners, as adjusted for a ten for one share forward split, were purchased by them on or about December 23, 2005 in a private offering of shares at a price of $0.005 per share. As of February 28, 2006, the Company had sold 3,300,000 shares and had received $16,500 in proceeds from the sale of the Company's common stock. In my opinion, these 3,300,000 common shares of Carlateral, Inc. are validly authorized and issued, fully paid and non-assessable common shares of Carlateral in the hands of their present


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registered  owners.  The status of these shares will not change if and when they are sold by their present registered owners pursuant to the SB-2 registration statement or otherwise, and they will maintain their status as validly
authorized  and  issued,   fully  paid  and  non-assessable   common  shares  of
Carlateral, Inc. in the hands of any purchasers from their existing owners.

         I will be available to respond to any questions the Staff of the commission or Carlateral, itself, may have about the opinions expressed herein or the facts upon which they are based. I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                   Sincerely,



                                   James N. Barber